Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated May 23, 2017, in this Registration Statement (Form S-6 No. 333-216425) of Smart Trust 317, comprising Smart Trust, Sustainable Impact Investing Trust, Series 10.

/s/ Grant Thornton LLP

Chicago, Illinois

May 23, 2017